Exhibit 10.16

[Translation from Hebrew]

State of Israel
Ministry of Trade and Industry
Industrial Research and Development Administration
Office of Chief Scientist

Jerusalem
Letter of Approval Number: 37245
(Fiscal regulation: 38020101)
Group: 13

To
Pluristem Ltd.
POB – 15105
Haifa 31905

Letter of Approval

1.
We hereby inform you that the research committee, by virtue of its authority according to Article 17 of the Law for the Encouragement of Research and Development in the Industry, 5744-1984 (hereinafter: the “R&D Law”), has resolved in its meeting on 27/06/2006 to approve the program as submitted by you on 30/04/2006, which subject matter is:

a.	Subject of approved program: Technology development of mesenchyme cell enrichment.

b.	Performing the approved program: Pluristem Ltd.

Registration Number: 513371666 (hereinafter - the “Approved Program”)

2.
a. The research and development expenses approved for the performance of the approved program will be in an amount of up to: NIS4,292,696.

In words: Four million, two hundred and ninety-two thousand, six hundred and ninety-six NIS.

b. The rate of grant approved is 50% of the development expenses (addition with respect to a national priority zone A/ line of confrontation), which is up to an amount of NIS 2,146,348.

In words: Two million, one hundred forty-six thousand, three hundred forty-eight NIS.

3.	The approval is conditioned upon fulfillment of the provisions of the law, regulations, rules and procedures promulgated thereunder and subject to the following terms:

a.	The approved program will be performed as detailed in your request within a period of 12 months – from 01/4/2006 and until 31/3/2007 (hereinafter: the “Performance Period”).

b.
(1) You must inform the Office of the Chief Scientist about every change in the control of the recipient of the grant in the company’s shares and/or in one of the following controlling means: (a) the right to vote in the company’s general meetings; (b) the right to appoint directors in the company; (c) the right to participate in the company’s profits.

(2) Transferring any percentage of the controlling means stated in subsection (1) to a non-Israeli resident or to a foreign company, which make the non-Israeli resident or foreign company an interested party as defined in the Securities Law, 1968, requires notification to Office of the Chief Scientist and a written undertaking of the non-Israeli resident or the foreign company to the R&D Law.

The letter of approval shall be signed in the form existing in the office of the Chief Scientist and in the website of the Ministry of Industry, Trade and Employment.

c.	Additional terms: Royalties shall be paid on Company’s income derived from Ex vivo expanded cells within the PlurixTM bioreactor required for BMT.

d.	See the appendix in the matter of intellectual property.

e.	In the event of pledging the company’s assets to an Israeli bank against credit, the company must ensure that the pledge shall be subject to the R&D Law.

f.	If the plan is connected to an agreement with an academic institution or an academic implementation company, the company must ensure that the agreement is subject to the provisions of the R&D Law.

Sincerely,

/s/ Dr. Eli Ofer
Dr. Eli Ofer The Chief Scientist